Exhibit 99.1

newsrelease

CTS CORPORATION Elkhart, Indiana 46514 (574) 293-7511

January 27, 2005

FOR RELEASE: Immediately

CTS FINISHES 2004 WITH STRONG FOURTH QUARTER
ACHIEVES DOUBLE DIGIT SALES AND EARNINGS GROWTH FOR THE YEAR

Elkhart, IN...CTS Corporation (NYSE:CTS) today announced fourth quarter revenues of $142.5 million, up $13.4 million, or 10%, over the third quarter of 2004. On a year-over-year basis, fourth quarter revenues were up 8%. The strong fourth quarter represented the best quarterly sales results since the second quarter of 2001.

Net earnings for the fourth quarter were $6.6 million, or $0.17 per share diluted, and included a $0.01 per share reduction due to the adoption of the new accounting rules for contingently convertible debt. This compares to $3.9 million in net earnings or $0.11 per share diluted in the fourth quarter of 2003.

Full-year 2004 revenues of $531.3 million exceeded 2003 revenues by $68.3 million or 15%. Full-year 2004 net earnings of $20.0 million, or $0.53 per share, substantially exceeded 2003 earnings of $12.6 million, or $0.36 per share.

2004 diluted earnings per share include a gain of approximately $0.06 on the sale of excess land in Canada, partially offset by a reduction of $0.02 per share as required by the new accounting rules on contingently convertible debt. Included in 2003 results were a favorable income tax adjustment of $0.22 per share, and an asset impairment charge of $0.10 per share.

Commenting on the fourth quarter, Donald Schwanz, CTS Chairman and Chief Executive Officer, said, “Our financial results reflect solid sales growth, particularly in our automotive products and electronics manufacturing services, as well as our continued focus on margin enhancement. Business wins for recently introduced products and awards from new customers continued the strong positive trends of the past several quarters.”

During the fourth quarter, CTS announced an agreement to acquire SMTEK, a publicly traded company in the electronics manufacturing services industry. Closing on this acquisition is expected shortly. The acquisition of SMTEK is expected to be accretive in 2005 to CTS results by $0.04 to $0.06 per share.

Including the impact of the SMTEK acquisition, management currently expects full-year 2005 sales to increase 30% to 35% over 2004 and diluted earnings per share to be in the range of $0.65 to $0.72. Earnings per share guidance reflects a $0.05 per share reduction for adopting new accounting rules for contingently convertible debt and a reduction of $0.02 related to accounting for expensing of stock options beginning July 2005.

General Comments:

•	During 2004, the Company generated free cash flow, defined as operating cash flow less cash flow from investing activities, of $21.1 million, compared to $20.6 million in 2003.

•
Total debt net of cash ended the year at $36.5 million, $14.0 million lower than year-end 2003. Total debt to capitalization ratio was 24% at year-end, well within the Company’s target range of 20% to 30%.

•	Cash balances at the end of 2004 were $61.0 million, up $35.7 million from the end of 2003.

•	Capital expenditures of $12.7 million, or 2.4% of sales in 2004 compare to $9.0 million, or 2.0% of sales in 2003.

FOURTH QUARTER RESULTS — SEGMENT INFORMATION
(Dollars in millions)

	Fourth Quarter 2004		Fourth Quarter 2003		Third Quarter 2004
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings
Components & Sensors	$66.0	$6.9	$67.1	$3.8	$63.2	$4.6
Electronics Manufacturing Services (EMS)	76.5	2.8	64.9	3.6	65.8	1.3

Total	$142.5	$9.7	$132.0	$7.4	129.0	$5.9

Components & Sensors: Components and sensors sales decreased by $1.1 million, or 2%, from the fourth quarter of 2003, reflecting declining component sales into mobile handset applications, partially offset by growth in automotive product sales. Segment sales increased by $2.8 million, or 4% over the third quarter of 2004, primarily from improved automotive product demand as normal summer shutdowns at OEMs ended. Segment operating earnings increased over both fourth quarter last year and the third quarter of 2004 as a result of improved volume, favorable product mix, Singapore factory allocations to the EMS segment, cost reductions and increased efficiencies across all product lines.

EMS: EMS fourth quarter sales increased by $11.6 million, or 18%, from the fourth quarter of last year, driven primarily by increased demand for communications infrastructure and computer data storage equipment. However, segment operating earnings were lower than the fourth quarter of 2003, primarily due to unfavorable currency exchange, Singapore factory cost allocations between segments, product mix, and pricing. The fourth quarter 2004 EMS sales rose by $10.7 million, or 16%, over third quarter 2004, due to higher computer end-market demand for high-end storage systems and strong demand for communications infrastructure products. The impact of the higher sales improved the level of segment operating earnings.

As previously announced, the Company has scheduled a conference call on Friday, January 28, 2005 at 11:00 a.m. Eastern Standard Time. Those interested in participating may dial 877-209-0397 (612-332-0923, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 4:15 p.m. EST on January 28, 2005, through 11:59 p.m. EST on February 4, 2005. The telephone number for the replay is 800-475-6701 (320-365-

3844, if calling from outside the U.S.). The access code is 765826. There will also be a live audio webcast of the conference call which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

# # # #

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding anticipated benefits of the proposed merger, as well as anticipated future revenues. These statements are based on our management’s current expectations, certain assumptions and currently available information. There are a number of risks and uncertainties that could cause actual results to differ materially from those presented. For example, we may be unable to obtain SMTEK shareholder approval required for the merger. Problems may arise in successfully integrating our businesses and the transaction may involve greater than expected costs. Our businesses may suffer as a result of uncertainty surrounding the transaction. The market for our products may change or be impacted by competition, new data, supply issues or EMS industry trends.

For more detailed information on the risks and uncertainties associated with CTS business activities see our reports filed with the SEC. The Company undertakes no obligation to publicly update its forward-looking statements, whether as a result of market or industry changes, new information, or future events.

Additional Information:

CTS Corporation has filed with the Securities and Exchange Commission a registration statement on Form S-4 that includes a proxy statement and a prospectus and other relevant documents in connection with the proposed transaction. In addition, CTS Corporation has published and made available to SMTEK shareholders and filed with the Securities and Exchange Commission, a prospectus. Investors and security holders are urged to carefully read the prospectus regarding the acquisition because it contains important information on which to exclusively base their investment decision. Investors and security holders of SMTEK International, Inc. are urged to read the proxy statement and prospectuses and other relevant materials because they contain important information about CTS Corporation and SMTEK International, Inc. and the proposed transaction. Investors and security holders may obtain a free copy of these materials and other documents filed with the Securities and Exchange Commission at the SEC’s Web site at www.sec.gov. Investors and security holders may also obtain copies of these materials from CTS free of charge by requesting them from CTS at the following address and telephone number: CTS Corporation, Attention: Investor Relations, 905 West Boulevard North, Elkhart, Indiana, 46514, (574) 293-7511. CTS Corporation and its respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the SMTEK International, Inc. stockholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction will be included in the proxy statement and prospectuses.

All investment is subject to risk. The value of securities offered may go down as well as up. Past performance is no guarantee of future returns. Potential investors are advised to seek expert financial advice before making any investment decision.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

# # # #

CTS Corporation is a leading designer and manufacturer of electronic components and sensors, and a provider of EMS products for the automotive, computer and communications markets. The Company manufactures products in North America, Europe and Asia. A network of direct sales personnel, independent manufacturers’ representatives and electronic distributors provides worldwide sales coverage. The Company’s stock is traded on the NYSE under the ticker symbol “CTS”. To find out more, visit the CTS Web site at www.ctscorp.com.

Contact:
Vinod M. Khilnani, Sr. Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146
www.ctscorp.com

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS — UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Net sales	$142,496	$132,025	$531,316	$462,987

Costs and expenses:
Cost of goods sold	112,578	104,571	421,560	366,275
Selling, general and administrative expenses	15,969	14,692	63,485	56,857
Research and development expenses	4,813	5,393	19,063	21,476
Gain on sale of assets	(601)	—	(3,920)	—
Asset impairment charge	—	—	—	4,563

Operating earnings	9,737	7,369	31,128	13,816

Other expenses (income):
Interest expense	1,294	1,678	5,535	7,688
Other	(152)	428	(324)	(120)

Total other expenses	1,142	2,106	5,211	7,568

Earnings before income taxes	8,595	5,263	25,917	6,248
Income tax expense (benefit)	1,977	1,316	5,961	(6,327	)(2)

Net earnings	$6,618	$3,947	$19,956	$12,575

Net earnings per share:
Basic	$0.18	$0.11	$0.56	$0.36

Diluted	$0.17 (1)	$0.11	$0.53 (1)	$0.36

Cash dividends declared per share	$0.03	$0.03	$0.12	$0.12

Average common shares outstanding:
Basic	35,810	35,793	35,910	34,723
Diluted	40,383	36,034	38,893	34,989

(1)
Diluted earnings per share includes the impact of adopting Emerging Issues Task Force (EITF) No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share.” The new EITF requires the dilutive impact of contingently convertible debt be included in diluted earnings per share regardless of whether or not the contingency has been met. CTS did not have any contingently convertible debt outstanding in 2003.

(2)	Income tax benefit includes $7.9 million relating to the reversal of income tax reserves due to the expiration of certain statutory limitations.

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets — Unaudited
(In thousands of dollars)

	December	December
	31, 2004	31, 2003 *
	(Unaudited)

Cash and equivalents	$61,005	$25,346
Accounts receivable, net	84,112	72,290
Inventories, net	42,734	31,925
Other current assets	16,295	35,205

Total current assets	204,146	164,766

Property, Plant & Equipment, net	112,495	122,481
Other Assets	205,536	195,003

Total Assets	$522,177	$482,250

Current maturities of long-term debt	$3,311	$—
Accounts payable	55,614	52,252
Other accrued liabilities	44,036	43,437

Total current liabilities	102,961	95,689

Long-term debt	94,150	75,880
Other obligations	14,362	16,490
Shareholders’ equity	310,704	294,191

Total Liabilities and Shareholders’ Equity	$522,177	$482,250

*	The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date.

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION
(In thousands of dollars)

The following table summarizes free cash flow for the Company:

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
		(In thousands of dollars)
Net cash provided by (used in) operations	$4,304	$9,596	$13,967	$25,668
Net cash provided by (used in) investing activities	(2,063)	(2,800)	7,102	(5,054)

Free cash flow	$2,241	$6,796	$21,069	$20,614

Free cash flow is a non-GAAP financial measure which CTS defines as net cash provided by operations plus net cash provided by (used in) investing activities. The most directly comparable GAAP financial measure is net cash provided by operations. Management believes that free cash flow provides useful information to investors regarding the Company’s ability to generate cash from business operations that is available for internal growth, service of debt principal, dividends, share repurchase and acquisitions and other investments. Management uses free cash flow as one measure to monitor and evaluate the performance of the Company.